Exhibit 10.2

COMPASS MINERALS GROUP, INC.
RESTORATION PLAN

CONTENTS

An Introduction to Your Restoration Plan	3
IRS Limits	3
Highlights of the Plan	4
Defining Pay”	4

Eligibility and Participation	5
Who Is Eligible	5
Enrollment and Participation	5

Contributions	5
Company Match Make-Up	6
Profit Sharing Make-Up	6
Combined Make-Up Credits	6
Investment Earning Adjustments	7
How Your Account Is Valued	7

When You Receive Payment	7
Vesting	7
If You Retire, Die, or Terminate Employment	8
If You Leave Compass Minerals	8
How You Receive Your Plan Payout	8
The Payout	8
Taxation of Your Plan Benefits	8
Loans and Withdrawals	9

Situations Affecting Your Benefits	9
Involuntary Distributions	9
No Implied Promises	9
If the Plan Is Amended or Ended	10

Administrative Information	10
Plan Administrator	10
Plan Name	10
Plan Year	10

AN INTRODUCTION TO YOUR RESTORATION PLAN

The Restoration Plan is a companion to the Savings Plan. It is designed to make up for the IRS rules that limit your contributions, company match, and the Compass Minerals profit sharing contributions to your account. It also allows for additional Company matching contributions on pay you voluntarily make to the Restoration Plan provided you are over the IRS salary limit of ($200,000 for 2003).

Compass Minerals Group offers the Profit Sharing and Savings Plan for before-tax, after-tax, Company match, and profit sharing contributions to encourage you to save now to meet your financial goals for retirement.

However, the Internal Revenue Service (IRS) limits the amount you and Compass Minerals Group may contribute and the amount of pay that can be considered when determining benefits under the Profit Sharing and Savings Plan.  The Restoration Plan makes it possible for you to receive a full Company match and profit sharing contribution on all of your eligible pay.

IRS LIMITS

The IRS limits the amount of your pay recognized when determining the amount of Company match, your contributions, and profit sharing contributions the Company can make to your Profit Sharing and Savings Plan account.  This limit is $200,000 for the year 2003. This limit has the potential to increase (decrease) based upon IRS limits.

The IRS also limits the amount of Annual Additions that can be made to your tax-Qualified Profit Sharing and Savings Plan account. For the year 2003, the IRS limits the Annual Additions to the $40,000.   These limits will be increased in future years for the cost of living.

Your Annual Additions include:

•	your before-tax and after-tax contributions
•	the Company’s matching contributions
•	the company’s profit sharing contributions

Compass Minerals Group credits to your Restoration Plan account an amount equal to the excess of what you would receive as a Company match and profit sharing contributions without regard to the limitations and with regard to the deferrals of compensation you make to the plan.  The company match, your contributions, and profit sharing contributions are reduced by the appropriate Social Security and Medicare (FICA) tax which is payable on elective and non-qualified deferrals.

HIGHLIGHTS OF THE PLAN

Since the Restoration Plan provides benefits beyond IRS limits, it is not considered a tax-qualified plan.  Compass Minerals Group may, at its own discretion, establish a grantor trust for the purpose of accumulating assets to pay plan benefits.  However, the assets are subject to the company’s creditors and are not guaranteed to be available to pay benefits.

Individual plan accounts are bookkeeping accounts which are maintained by the Company to reflect the amount. Credited earnings and losses on the amounts credited in your account balance within the plan will be maintained as though you invested in the plan based upon your elections.

The following is a summary of what you need to know about the plan. It is intended to give you general information about your plan rights and responsibilities. However, it does not include all of the detailed plan provisions. These provisions are defined in the legal plan document. Therefore, if there are any discrepancy between this summary and the plan document, the plan document governs.

DEFINING “PAY”

There are distinct differences in the definitions of pay used to calculate your benefits in the Profit Sharing and Savings Plan and the Restoration Plan as well as in determining IRS Limits on Annual Additions.

For Calculating Profit Sharing and Savings Plan Contributions, your eligible pay generally includes your total annual base salary and wages, and overtime, commissions, and certain bonuses paid by Compass Minerals or a participating affiliate.

Eligible pay does not include moving expenses, welfare benefits, safety bonuses, sign-on bonuses, or any long-term compensation. The Benefits Committee or the Executive Committee determines how the plan treats other bonuses and special forms of compensation.

For both Plans, pay includes voluntary 401(k) deferrals to the qualified plan and pre-tax contributions to the cafeteria plan.  Elective deferrals to the Restoration Plan are added back for purposes of this Plan.

ELIGIBILITY AND PARTICIPATION

Who Is Eligible?

Each year the Executive Committee of Compass Minerals Group determines who is eligible to participate in the Restoration Plan.

You may be eligible to participate in the plan if you are a key management and/or highly compensated employee who is:

•	eligible to participate in the Profit Sharing and Savings Plan
•	salary grade 20 or above
•	approved by a committee selected by the Executive Committee

Enrollment and Participation

You do not need to enroll to become a participant in the Restoration Plan. You automatically begin participating in the plan when contributions are credited to the plan on your behalf.  Plan contributions are credited within a reasonable time following the date they would have been made to the qualified Profit Sharing and Savings Plan had they been permitted.

Naming a Beneficiary

The beneficiary under the Restoration Plan is the same as you have designated for the Profit Sharing and Savings Plan.

CONTRIBUTIONS

There are four sources of Company credits to the Restoration Plan:

•	your contributions
•	Company Match Make-up
•	Profit Sharing Make-up
•	contributions deemed by the Executive Committee or Benefits Committee to be eligible

Your Contributions

Before December 31 of each year, you can elect to defer your salary and/or bonus into the plan at a maximum of 50% of your total salary and bonus.  A newly hired participant can elect to make an election provided they do so within the first 30 days of employment.  The election is irrevocable for the following calendar year unless you are newly hired, in which case your election is irrevocable for the current year.  These contributions are part of the company’s plan assets that are managed by you and are subject to creditors and bankruptcy of the company.

If you make over the IRS limit of Code Section 407(a) (17) for qualified subject earnings for a tax qualified plan ($200,000 in 2003), you have the ability to make an election in the prior year to defer the maximum contributions for both the plan and the 401(k) plan.  If you elect to defer under this option, you would be required to maximize the 401(k) before tax.  The amount elected under this option is off set by your election under the 401(k) plan.  As you reach the limits in the 401(k) plan, your contributions into the Restoration plan will be increased when administratively possible.  These contributions are subject to creditors and bankruptcy of the company.

Company Match Make-Up

Each year, if you are an eligible participant and your Company matching contributions in the qualified Profit Sharing and Savings Plan are limited due to IRS before tax limitations or if you have deferred pay under the Restoration Plan, Compass Minerals Group will make a matching credit to the Restoration Plan.  This credit equals:

•
The excess of the amount of Company matching contributions that would have been made for you under the qualified Profit Sharing and Savings Plan-without regard to the IRS limitations and including compensation deferred under the Nonqualified Deferred Compensation Plan-over

•	The amount of Company matching contributions actually made for you to the qualified plan
•	Reduced by applicable Social Security (FICA) taxes

If your salary is greater than $200,000 (Year 2003), you maximize your before-tax contribution under the qualified Profit Sharing and Savings Plan, and the amount is elected in the prior year that your contribution limits are maximized in the qualified Profit Sharing and Savings Plan, the company will treat such contributions that are added to the plan due to the limits of employee contribution as eligible contributions, and will match monthly or as soon as administratively possible.

Profit Sharing Make-Up

Each year, if you are an eligible participant and the Company’s profit sharing contribution on your behalf to the qualified Profit Sharing and Savings Plan is limited due to IRS limitations or you have deferred pay under Restoration Plan, Compass Minerals Group will also make a profit sharing credit to your Restoration Plan account.  This credit equals:

•
The excess of the amount of profit sharing contribution that would have been made for you under the qualified Profit Sharing and Savings Plan-without regard to the IRS limitations and including compensation deterred under the Nonqualified Deferred Compensation plan-over

•	The amount of the profit sharing contribution actually made for you to the qualified plan: and
•	Reduced by applicable Social Security (FICA) taxes

Compass Minerals Group monitors Annual Additions to the qualified plan and allocates the appropriate amount as a profit sharing Make-up credit to the Restoration Plan.

Investment Earning Adjustments

The Restoration Plan is an unfunded plan with no actual investment option attached directly to it.  However, your account balance is still adjusted (with increases or decreases) as if it were invested in the same fund option and in the same proportion that you elect for your profit sharing accounts under the qualified Profit Sharing and Savings Plan.  The Restoration Plan does not provide for separate investment elections.

The investment earnings include all interest, dividends, earnings and other property which would have been received had these amounts actually been invested in these options.  The earnings are credited to your account under this plan as of the end of each calendar quarter.

How Your Account Is Valued

The plan determines the value of your Restoration Plan account on a quarterly basis, not daily like the qualified Profit Sharing and Savings Plan.  The plan allocates any deemed investment earnings, gains, and losses to a bookkeeping account maintained in your name.

You receive a Restoration Plan Account Statement that reflects credits and deemed earnings for the three-month periods ending February, May, August, and November. To obtain information about your account at any time, please call the Director of Compensation and Benefits at 1-913-344-9240.

WHEN YOU RECEIVE PAYMENT

Vesting

Based on your years of service with Compass Minerals Group, you earn a right to the account maintained for you in the Restoration Plan subject to the previous restrictions mentioned under contribution.  This is called “vesting”.  You are 100% vested in Company contributions and earnings in the Restoration Plan subject to the creditors of the Company unless you terminate your employment with the Company on or after July 1, 2003 for “Cause” in which case, your Accounts will be forfeited to the extent any financial loss to the company.  “Cause” includes but is not limited to: engaging in illegal acts or unethical behavior (as defined in the Policy on Conflicts of Interest), proof of drunkenness, abuse of sick leave privileges, misuse of drugs, dishonesty, theft, disclosure of confidential information, gross negligence, insubordination or gross incompetence.

If You Retire, Die, or Terminate Employment

If you retire, die, or terminate employment for any reason, you or your beneficiary is entitled to receive the full value of your plan account.

If you are married, your spouse automatically is your beneficiary unless you have filed a Beneficiary Designation Form naming another beneficiary.

If you die before you receive a plan distribution, the plan pays your vested balance to your designated beneficiary. The plan makes these distributions in a single lump sum payment as soon as administratively practicable after the end of the calendar quarter in which you die.

Also, if you retire or die in the middle of a plan year, you are eligible for a prorated portion of your profit sharing contribution that includes the period of employment up to the date of your retirement or death.  This prorated portion is calculated and credited at the end of the first quarter of the year following retirement or death.

If You Leave Compass Minerals Group

If you leave Compass Minerals Group (and all of its affiliates), you will receive the value of your plan account as soon as administratively practicable, provided it was not for cause, after the end of the quarter in which you terminate unless you made an election for 10 year payout.  No profit sharing contribution is made for the portion of the year you worked before terminating employment.

HOW YOU RECEIVE YOUR PLAN PAYOUT

The Payout

When you terminate employment for any reason, you or your beneficiary are entitled to receive payment of your Restoration Plan account. All payouts from the Restoration Plan are made based upon your election.  The forms of payment are lump sum cash payment or payment over a ten year period.  If no election is made, the default payment is a lump sum payment.  The decision to make an election for payment has to be made at least the year before the payout or the time the IRS designates.

Taxation of Your Plan Benefits

Your Restoration Plan account is tax-deferred and generally taxable only in the year that it is paid to you at that time. Payments are subject to federal and state income taxes and related withholding requirements.

However, Social Security/Medicare (FICA) taxes apply to the credits in your Restoration Plan account at the time these credits are made.  Therefore, each time a credit is entered in your Restoration Plan account, FICA taxes are withheld on that amount.  Once a credit is subject to FICA taxes, future investment earnings on that credit are not subject to FICA taxes.

FICA taxes are deducted from the credits in your Restoration Plan account and the amount is noted on your regular payroll check issued within 30 days of crediting your account. These amounts withheld to pay FICA taxes are considered wages and subject to federal and state income taxes.

Because the Restoration Plan is a nonqualified plan, payments are not eligible for rollover to an individual retirement account (IRA) or to another qualified retirement plan.  Also, the federal 10% penalty tax on early distributions from retirement accounts does not apply.

LOANS AND WITHDRAWALS

Your Restoration Plan account balance is not available for loans or withdrawals prior to your termination of employment.

SITUATIONS AFFECTING YOUR BENEFITS

The plan is designed to provide you with a benefit when your active employment ends. However, some situations may affect your plan benefits.

Involuntary Distributions

The plan may authorize an automatic distribution of all or a portion of your balance in the plan if it is determined that you will recognize as income for federal tax purposes amounts you deferred under the plan prior to the time such amounts are paid. Such determination must be made due to a:

•	change in tax law
•	published ruling or similar announcement issued by the IRS
•	regulation issued by the Secretary of the Treasury
•	decision by a court having appropriate jurisdiction

No Implied Promises

Nothing in this plan says or implies that your plan participation is a guarantee of your continued employment with Compass Minerals Group.

If the Plan Is Amended or Ended

The Compass Minerals Group Board of Directors, Executive Committee, and the Benefits Committee reserve the right to amend, change, or terminate the plan at any time.  If material changes are made in the future, you will be told about them.  However, any change or amendment will not, without your consent, adversely affect your right to receive payments of compensation already deferred and vested under existing terms of the plan.

Also, the Restoration Plan will automatically be terminated should circumstances cause the termination of the Profit Sharing and Savings Plan.  However, no termination will alter your right to receive payments previously credited under the plan.

ADMINISTRATIVE INFORMATION

Plan Administrator

The Benefits Committee of Compass Minerals Group administers the plan under the direction of the Compensation Committee of the Board of Directors.  The Committee’s duties and authority include:

•	The interpretation of the provisions of the plan
•	The adoption of rules and regulations which may become necessary or advisable in the operation of the plan
•	The making of determinations that may be permitted or required under the plan
•	The taking of any action necessary to ensure proper administration of the plan in accordance with its terms

The decisions of the Committee with respect to administration are final and binding.

You may contact the Committee at:

Compass Minerals Group
9900 West 109th Street, Suite 600
Overland Park, KS 66210

Plan Name

The official name of the plan is the Compass Minerals Group, Inc. Restoration Plan.

Plan Year

The Plan year is the 12 month period beginning each January 1 and ending the following December 31.